Exhibit 10.6

HEROIC EMPIRE ACQUISITION LIMITED

Room 1776, 17th Floor, Tower 2

Silvercord, 30 Canton Road

Tsim Sha Tsui, Kowloon, Hong Kong

ADMINISTRATIVE SERVICES AGREEMENT

[    ], 2026

Luminous Success LLC

Ladies and Gentlemen:

This letter agreement will confirm our mutual agreement that, commencing on the first date (the “Effective Date”) that any securities of Heroic Empire Acquisition Limited (the “Company”) registered on the Company’s registration statement (the “Registration Statement”) for its initial public offering (the “IPO”) are listed on the Nasdaq, and continuing until the earlier of (i) the consummation by the Company of an initial business combination and (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), Luminous Success LLC (“Luminous”) shall make available to the Company certain office space, utilities and secretarial and administrative services as may be required by the Company from time to time, situated at Room 1776, 17th Floor, Tower 2, Silvercord, 30 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong (or any successor location). In exchange thereof, the Company shall pay Luminous the sum of $10,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date. The Company may satisfy such fee obligation, in whole or in part, through the issuance of the Company’s ordinary shares upon the consummation of the Company’s initial business combination, at $10.00 per share. Notwithstanding the foregoing, we may delay payment of such monthly fee upon a determination by the Company’s board of director that the Company lacks sufficient funds held outside its trust account established in connection with the IPO (the “Trust Account”) to pay actual or anticipated expenses in connection with our initial business combination. Any such unpaid amount will accrue without interest and be due and payable no later than the date of the consummation of our initial business combination.

Luminous hereby agrees that, as a result of this letter agreement, it does not have any right, title, interest or claim of any kind in or to any monies that may be set aside in the Trust Account (the “Claim”) and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement and will not seek recourse against the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

Any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[signature page follows]

Very truly yours,

Heroic Empire Acquisition Limited

By:
Name:	William Wai-Lun Ip
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

Luminous Success LLC

By:
Name:	WANG Hong, signing for and on behalf of Modern Power Limited as its sole director
Title:	Manager